Exhibit 3.2

UNITED STATIONERS INC.

Amendment to Bylaws
Adopted at a Meeting of the Board of Directors held on October 10, 2007

RESOLVED, that Section 7.1 of the Bylaws of the Corporation is deleted and the following substituted in lieu thereof:

7.1                                 Certificates for Shares.   Certificates for shares of stock of the Corporation may be issued in certificated or non-certificated form and shall be in such form as shall be approved by the board of directors. The certificates shall be signed by any authorized officer of the Corporation. Any and all signatures on the certificate may be a facsimile and may be affixed or imprinted with the seal of the Corporation or a facsimile thereof. If any officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. The certificates shall be consecutively numbered and shall be entered in the books of the Corporation (which shall include the books of any transfer agent appointed by the board of directors) as they are issued and shall exhibit the registered owner’s name and the number of shares.